EX-99.1

                    PRESS RELEASE DATED SEPTEMBER 7, 2000

    STROUDS FILES CHAPTER 11 TO ACHIEVE CAPITAL RESTRUCTURING INITIATIVES
                 AND ASSURE SUFFICIENT HOLIDAY INVENTORY

      OBTAINS COMMITMENT FOR UP TO $50 MILLION IN POST-PETITION FINANCING; RETAINS BRINCKO ASSOCIATES, INC. AS FINANCIAL RESTRUCTURING ADVISORS

CITY OF INDUSTRY, CALIF. - SEPTEMBER 7, 2000 - Strouds, Inc. (Nasdaq: STRO) announced today that to assure the continued flow of merchandise to its stores and facilitate its strategic capital restructuring initiatives, it has filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code. In conjunction with the filing, Strouds has received a commitment for up to $50 million in debtor-in-possession (DIP) financing from The CIT Group/Business Credit and Foothill Capital Corporation to fund its operations during the restructuring. Concurrently, the Company announced an operating program to improve the competitiveness and profitability of the chain, under which it will close nine unprofitable or underperforming stores.

Chairman and Chief Executive Officer Charles R. Chinni said that by availing itself of the Chapter 11 process now, Strouds expects to be able to obtain sufficient inventory in anticipation of the critical holiday season.

 "A successful holiday season is crucial to the Company's ability to compete effectively, now and in the future," he said. "By taking this action prior to the start of the holiday buying season, we will assure the continued flow of merchandise to our stores."

The Company is seeking Court permission to honor all obligations to customers including return privileges, gift certificates, special orders and other customer programs during the restructuring period, Mr. Chinni said.

"During the past year, Strouds has been operating under extremely challenging conditions in an exceedingly competitive retail climate," Mr. Chinni said. "Despite the actions we have taken to close underperforming stores, reduce our merchandise categories, improve distribution flow to our stores and boost advertising cost efficiencies, in order to ensure the Company' viability we must restructure its debt to reflect the realities of today's specialty retail environment."

"The Chapter 11 process allows us to accelerate our planned improvements to
ensure a strong future for our company in the industry it helped create.   It
will enable us to capitalize on opportunities resulting from improvements in operations, merchandising and marketing, and allow us to achieve our restructuring initiatives in an orderly, timely fashion," Mr. Chinni stated.

Key restructuring initiatives include:

     - Closing nine underperforming stores principally outside Strouds' core California market or stores that no longer fit the Company's strategic direction

     - Building sales volume through Strouds' four distribution channels - full-line stores, outlet stores, Pure Linens stores and internet sales

     - Eliminating excess overhead and improving cash flow and margins

     - Enhancement of merchandise strategies to assure a continuous flow of fresh merchandise

Mr. Chinni noted that neither Strouds' customers nor the employees of its 61 ongoing stores should notice any difference in the chain's operations as a result of the filing. "We expect to be able to provide our customers with as good or better a selection of merchandise and services as before the filing. Daily operations will continue as usual, our employees will continue to be paid as they always have, our ongoing stores will remain open and transactions which occur in the ordinary course of business will proceed as usual," he stated.

Mr. Chinni said that the DIP financing of up to $50 million, which is subject to Court approval, is expected to provide the Company with adequate funding for its post-petition trade and employee obligations, as well as its ongoing operating needs during the restructuring process. "With the support of our vendors and the hard work of our valued employees, we will be able to earn the continued loyalty of our customers and emerge from Chapter 11 a stronger, more competitive company than before."

The Company also announced that it has retained turnaround and corporate renewal firm Brincko Associates, Inc. as financial restructuring advisors. Brincko Associates, which will work with Strouds to evaluate and develop various business plan alternatives, brings extensive restructuring expertise and experience, including engagements with Barneys Inc., Lockheed Martin, US Steel, Knudsen Foods, VANS, Globe Securities and Sun World International.

The nine stores to be closed during the next 60 to 90 days are located in Oakbrook, Schaumburg, Skokie and Vernon Hills, Illinois; Roseville, Minnesota; Reno, Nevada; and Fresno, Rowland Hills and Santa Barbara, California. The Company will seek Bankruptcy Court approval to conduct inventory liquidation sales at the stores beginning on or about September 8.

"As the Company moves forward in its restructuring, this action will allow management to focus its resources on those stores that have the strongest prospects for future growth," Mr. Chinni said.

The Company filed its voluntary Chapter 11 petition in the U.S. Bankruptcy Court for the District of Delaware in Wilmington.

Strouds, Inc., the Linen Experts -Registered Trademark-, is a specialty retailer of bed, bath, tabletop and other home textile products. The Company currently operates 70 stores in five states and also markets its home products through its web sites, www.linenexperts.com and www.strouds.com.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE COMPANY'S PRESENT EXPECTATIONS. AMONG THE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED IN THE FORWARD- LOOKING STATEMENTS ARE: CUSTOMER DEMAND AND TRENDS IN THE HOME TEXTILES INDUSTRY, THE PERFORMANCE OF STORES IN THE NEW MARKETS, THE EFFECT OF ECONOMIC CONDITIONS, THE IMPACT OF COMPETITIVE OPENINGS AND PRICING, SUPPLY CONSTRAINTS OR DIFFICULTIES, AND OTHER RISKS DETAILED IN THE COMPANY'S SECURITIES AND EXCHANGE COMMISSION FILINGS.